UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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Wave Systems Corp.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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WAVE SYSTEMS CORP.
480 Pleasant Street
Lee, Massachusetts 01238

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held July 24, 2006

TO THE STOCKHOLDERS OF WAVE SYSTEMS CORP.:

Notice is hereby given that a Special Meeting of Stockholders of Wave Systems Corp. (the “Company”) will be held at 4:15 p.m. on Monday, July 24, 2006 at The New York Helmsley Hotel, 212 East 42nd Street, New York, New York, for the following purposes:

1.      To approve a series of amendments to the Company’s Restated Certificate of Incorporation (the “Proposal Amendments”) to effect a reverse stock split of our Class A Common Stock and Class B Common Stock whereby, at the discretion of our board of directors, each outstanding 2, 3 or 4 shares of the Company’s Class A Common Stock and Class B Common Stock, respectively, would be combined into and become one share of the Company’s Class A Common Stock or Class B Common Stock, as applicable. If approved, the Board of Directors will have the discretion to effect one of such Proposed Amendments and abandon the other Proposed Amendments or to abandon all of the Proposed Amendments as permitted under Section 242(c) of the Delaware General Corporation Law;

2.      To transact such other business as may properly come before the Special Meeting or at any adjournments or postponements thereof.

The Board of Directors has fixed the close of business on June 19, 2006 as the record date for the determination of the stockholders entitled to notice of, and to vote at, the Special Meeting of Stockholders and at any adjournments or postponements thereof.

By Order of the Board of Directors,

Gerard T. Feeney
Secretary

Lee, Massachusetts
June 23, 2006

YOUR VOTE IS IMPORTANT

If you do not expect to attend the Special Meeting, or if you do plan to attend but wish to vote by proxy, please complete, sign, date and return promptly the enclosed proxy card in the enclosed postage-paid envelope.

WAVE SYSTEMS CORP.
480 Pleasant Street
Lee, Massachusetts 01238

PROXY STATEMENT

SPECIAL MEETING OF STOCKHOLDERS
to be held on July 24, 2006

General

This Proxy Statement is being furnished to the holders of the common stock, $.01 par value per share (the “Common Stock”) of Wave Systems Corp., a Delaware corporation (the “Company” or “Wave”), in connection with the solicitation by the Board of Directors of proxies for use at a Special Meeting of Stockholders to be held on, July 24, 2006 (the “Special Meeting”) commencing at 4:15 p.m., at  The New York Helmsley Hotel, 212 East 42nd Street, New York, New York, and at any adjournments or postponements thereof. The matters to be considered and acted upon at the meeting are described below in this Proxy Statement.

The principal executive offices of the Company are located at 480 Pleasant Street, Lee, Massachusetts 01238. The approximate mailing date of this Proxy Statement and the accompanying proxy is June 30, 2006.

Voting Rights and Votes Required

Only stockholders of record at the close of business on June 19, 2006 will be entitled to notice of, and to vote at, the Special Meeting. As of such record date, the Company had outstanding 108,805,830 shares of Class A Common Stock and 175,725 shares of Class B Common Stock. Each stockholder is entitled to one vote for each share of Common Stock held on the matters to be considered at the Special Meeting. The holders of a majority of the outstanding shares of Common Stock will constitute a quorum for the transaction of business at the meeting. Shares of Common Stock present in person, or represented by proxy (including shares of Common Stock, which abstain or do not vote, with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum exists at the meeting. If a broker or nominee holding stock in “street name” indicates on the proxy that it does not have discretionary authority to vote as to a matter, those shares of Common Stock will not be considered as present and entitled to vote with respect to such matter.

The affirmative vote of the holders of the majority of shares of Common Stock entitled to vote at the Special Meeting is required for the approval of the proposals to amend the Restated Certificate of Incorporation of the Company. Abstentions and “broker non-votes” will have the effect of a vote against the proposed amendments. A “broker non-vote” occurs when a broker does not have discretionary authority with respect to a particular proposal (i.e. it is not considered “routine”) and has not received instructions from the beneficial owner of the shares. Generally, brokers have discretion to vote shares on what are deemed to be “routine” matters, which, in most cases, include the approval of reverse stock splits.

The accompanying proxy may be revoked at any time before it is exercised by giving a later proxy, notifying the Secretary of the Company in writing, or voting in person at the meeting.

STOCKHOLDERS OF THE COMPANY ARE REQUESTED TO COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. SHARES OF COMMON STOCK REPRESENTED BY A PROPERLY EXECUTED PROXY RECEIVED PRIOR TO THE VOTE AT THE SPECIAL MEETING AND NOT REVOKED WILL BE VOTED AT THE SPECIAL MEETING AS DIRECTED BY THE PROXY. IT IS NOT ANTICIPATED THAT ANY MATTERS OTHER THAN THOSE SET FORTH IN THE PROXY STATEMENT WILL BE PRESENTED AT THE SPECIAL MEETING. IF OTHER MATTERS ARE PRESENTED, PROXIES WILL BE VOTED IN ACCORDANCE WITH THE DISCRETION OF THE PROXY HOLDERS.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information about the beneficial ownership of our common stock as of June __, 2006 except as otherwise noted.

Beneficial Owner(1)	Number of Shares of Class A Common Stock Owned(2)	Percent of Class	Number of Shares of Class B Common Stock Owned	Percent of Class	Percent of All Outstanding Common Stock(3)
Steven Sprague(4)	2,430,603	2.2%	42,102	24.0%	2.2%
John E. Bagalay, Jr.(5)	156,000	*	—	—	*
Nolan Bushnell(6)	72,000	*	—	—	*
George Gilder(7)	283,000	*	2,000	1.1%	*
John E. McConnaughy, Jr.(8)	197,250	*	—	—	*
Gerard T. Feeney(9)	1,175,854	1.0%	—	—	1.0%
All executive officers and directors as a group (6 persons)(10)	4,314,707	3.8%	44,102	25.1%	3.8%

*                    Less than one percent.

(1)          Each individual has sole voting and investment power, except as otherwise indicated.

(2)          Includes shares of Class A Common Stock issuable upon the conversion of Class B Common Stock.

(3)          In circumstances where the Class B Common Stock has five votes per share, the percentages of total voting power would be as follows:  Steven Sprague, 2.3%; John E. Bagalay, Jr., less than 1%; Nolan Bushnell, less than 1%; George Gilder, less than 1%; John E. McConnaughy, Jr., less than 1%; Gerard T. Feeney, 1.0%, and all Executive Officers and directors as a group, 4.0%.

(4)          Includes 2,242,839 shares of Class A Common Stock that are subject to options presently exercisable or exercisable within 60 days. Also includes 57,110 shares of Class A Common Stock acquired through Wave’s employee stock purchase plan. In addition, includes 37,102 shares of Class B Common Stock held in trust for the benefit of Mr. Steven Sprague’s family, and for which Mr. Steven Sprague is a trustee and 7,000 shares of Class A Common Stock held jointly by Mr. Sprague and his spouse, Judith Sprague. The beneficial owner’s mailing address is c/o Wave Systems Corp., 480 Pleasant Street, Lee, MA 01238.

(5)          Includes 152,000 shares of Class A Common Stock that are subject to options presently exercisable. The beneficial owner’s mailing address is c/o Wave Systems Corp., 480 Pleasant Street, Lee, MA 01238.

(6)          Includes 72,000 shares of Class A Common Stock that are subject to options presently exercisable. The beneficial owner’s mailing address is c/o Wave Systems Corp., 480 Pleasant Street, Lee, MA 01238.

(7)          Includes 232,000 shares of Class A Common Stock that are subject to options presently exercisable. The beneficial owner’s mailing address is c/o Wave Systems Corp., 480 Pleasant Street, Lee, MA 01238.

(8)          Includes 70,000 shares of Class A Common Stock that are subject to options presently exercisable. The beneficial owner’s mailing address is c/o Wave Systems Corp., 480 Pleasant Street, Lee, MA 01238.

(9)          Includes 1,034,250 shares of Class A Common Stock that are subject to options presently exercisable or exercisable within 60 days. Also includes 41,604 shares of Class A Common Stock acquired through Wave’s employee stock purchase plan. The beneficial owner’s mailing address is c/o Wave Systems Corp., 480 Pleasant Street, Lee, MA 01238.

(10)   Includes 3,803,089 shares of Class A Common Stock that are subject to options presently exercisable or exercisable within 60 days.

PROPOSAL NO. 1

APPROVAL OF A SERIES OF AMENDMENTS TO OUR RESTATED CERTIFICATE OF INCORPORATION (THE “PROPOSED AMENDMENTS”) TO EFFECT A REVERSE STOCK SPLIT OF THE COMPANY’S CLASS A AND CLASS B COMMON STOCK WHEREBY, AT THE DISCRETION OF THE BOARD OF DIRECTORS, EACH OUTSTANDING 2, 3 OR 4 SHARES OF THE COMPANY’S CLASS A COMMON STOCK AND CLASS B COMMON STOCK, RESPECTIVELY, WOULD BE COMBINED INTO AND BECOME ONE SHARE OF THE COMPANY’S CLASS A COMMON STOCK OR CLASS B COMMON STOCK, AS APPLICABLE, WITH THE EFFECTIVENESS OF ONE OF SUCH AMENDMENTS AND THE ABANDONMENT OF THE OTHER AMENDMENTS OR THE ABANDONMENT OF ALL AMENDMENTS, TO BE DETERMINED BY THE BOARD OF DIRECTORS IN ITS DISCRETION, AS PERMITTED UNDER SECTION 242(C) OF THE DELAWARE GENERAL CORPORATION LAW.

General

The board of directors has unanimously adopted a resolution approving, subject to approval by the Company’s stockholders, the Proposed Amendments to the Company’s Restated Certificate of Incorporation, to effect a reverse stock split of the Company’s Class A Common Stock and Class B Common Stock, at the discretion of the board of directors. Under the Proposed Amendments, each outstanding 2, 3 or 4 shares of common stock would be combined into and become one share of Common Stock. The effectiveness of one of the Proposed Amendments and the abandonment of the other Proposed Amendments, or the abandonment of all of the Proposed Amendments, will be determined by the board of directors in its discretion following the Special Meeting. If the Proposed Amendments are approved by stockholders and the board of directors determines to effect a reverse stock split by filing one of the Proposed Amendments with the Secretary of State of the State of Delaware, all other Proposed Amendments will be abandoned. Approval of the Proposed Amendments will authorize the board of directors in its discretion to effect a reverse stock split in any of the following ratios: 1:2, 1:3 or 1:4, or to not effect any reverse stock split. The actual timing for implementation, if any, of the reverse stock split will be determined by the board of directors. After the Special Meeting the Board may determine that it is not in the best interest of the Company and its stockholders to implement the reverse stock split, in which case the board would abandon all of the Proposed Amendments.

Purpose of the Reverse Stock Split

The principal reason for the reverse stock split is to increase the per share trading price of the Company’s common stock which could help to ensure a share price high enough to satisfy the $1.00 per share minimum bid price requirement for continued listing on the Nasdaq National Market, although there can be no assurance that the trading price of the Company’s common stock would be maintained at such level or that we will be able to maintain the listing of our common stock on the Nasdaq National Market. On October 26, 2005 Wave received notification from The Nasdaq Stock Market indicating that for the prior 30 consecutive business days, the bid price of Wave’s common stock had closed below the minimum $1.00 per share requirement for continued inclusion under Marketplace Rule 4450(b)(4). In accordance with Marketplace Rule 4450(e)(2), Wave was provided 180 calendar days, until April 24, 2006, to regain compliance by having its shares close above $1.00 for a minimum of 10 consecutive trading days. On April 25, 2006 Wave received written notification from The Nasdaq Stock Market indicating that the Company failed to regain compliance with the $1.00 per share minimum bid requirement for continued inclusion on The Nasdaq National Market under Nasdaq Marketplace Rule 4450(b)(4). Under the Nasdaq rules, Wave requested an appeal hearing before the Listings Qualifications Panel (the “Panel”). At the appeal hearing, Wave presented a Plan of Compliance under which Wave would seek to regain compliance with the $1 minimum bid price requirement by effecting a reverse stock split as described in this proxy statement. Wave’s shares remain listed on The Nasdaq National Market pending the outcome of the appeal. If stockholders do not approve the reverse stock split or if the board of directors decides not to effect the reverse stock split, and the trading price of the Company’s common stock does not otherwise increase to and remain greater than $1.00 per share, it is likely that Wave’s common stock will be delisted from the Nasdaq National Market. If the Panel denies Wave’s appeal, Wave’s common stock will be delisted from the Nasdaq National Market (even if the reverse stock split is approved and implemented before the Panel renders its decision). If Wave’s common stock is delisted from the Nasdaq National Market, Wave would alternatively apply to have its common stock transferred to the Nasdaq Capital Market, as long as it continues to satisfy the applicable initial listing requirements for such market other than the minimum bid requirement. If such application is approved, Wave will be afforded the remainder of the Nasdaq Capital Market’s 180 calendar day compliance period (i.e. until October 21, 2006) in order to regain compliance with the $1.00 minimum bid requirement of that market. In such event, the board of directors may implement a reverse stock split for purposes of maintaining listing on the Nasdaq Capital Market, provided that the Proposed Amendments are approved by the stockholders at the Special Meeting. On June 21, 2006, the closing price for shares of our common stock was $0.68 and the total trading volume was 399,462 shares.

The board of directors believes that the delisting of the Company’s common stock from the Nasdaq National Market, even if it were listed and traded on the Nasdaq Capital Market, would likely result in decreased liquidity, a loss of current or future coverage by certain analysts and a diminution of institutional investor interest. Also, companies trading on the Nasdaq Capital Market cannot avail themselves of federal preemption of state securities laws, also called “blue sky” laws, and such companies’ securities must generally be registered or exempt in each applicable state. The board also believes that such delisting could also cause a loss of confidence of industry partners, customers and Company employees, which could harm business and future prospects.

If the Company’s common stock were delisted from the Nasdaq National Market and the Company was unable to obtain or maintain listing on the Nasdaq Capital Market, the Company’s common stock would likely still qualify to trade on the OTC Bulletin Board or in the “pink sheets” maintained by the National Quotation Bureau, Inc. The board believes that in this event, stockholders would likely find it more difficult to obtain accurate quotations as to the price of the Company’s common stock, the liquidity of the Company’s stock would likely be further reduced, making it difficult for stockholders to buy or sell the Company’s stock at competitive market prices or at all, and support from institutional investors and/or market makers that currently buy and sell the Company’s stock would likely decline further, possibly resulting in a further decrease in the trading price of the Company’s common stock.

In evaluating whether or not to authorize the reverse stock split, in addition to the considerations described above, the board of directors also took into account various negative factors associated with a reverse stock split. These factors include: the negative perception of reverse stock splits held by some investors, analysts and other stock market participants; the fact that the stock price of some companies that have effected reverse stock splits has subsequently declined back to pre-reverse stock split levels; the adverse effect on liquidity that might be caused by a reduced number of shares outstanding; and the costs associated with implementing a reverse stock split.

The board of directors considered these factors, and the potential harm of being delisted from the Nasdaq National Market. The board determined that continued listing on the Nasdaq National Market is in the best interest of the Company and its stockholders, and that a reverse stock split is necessary to attempt to maintain the listing of the Company’s common stock on the Nasdaq National Market. The board believes that stockholder approval of the Proposed Amendments which authorizes the board to effect a reverse stock split at one of three split ratios (1:2, 1:3 or 1:4), as opposed to approval of a reverse stock at a single specified split ratio, provides the board with increased flexibility to achieve the principal purpose of the reverse stock split as described above while also seeking to minimize to the extent consistent with this purpose the possible decreased liquidity which may result from a reduction in the number of outstanding shares. In determining the reverse split ratio, or whether a reverse split should be implemented, the board will consider numerous factors, including any decision that may be issued by the Panel, the trading performance of the Company’s common stock, the Company’s projected financial performance, prevailing market and industry conditions and general economic and market trends, and will place emphasis on the expected closing price of the Company’s common stock over the short and longer period following the effectiveness of the reverse stock split with a view to enabling the Company to comfortably meet, for the foreseeable future, the Nasdaq National Market’s minimum bid price requirement for continued listing. Even if the stockholders approve the reverse stock split, the Company reserves the right not to effect the reverse stock split if the board of directors does not deem it to be in the best interests of the Company and its stockholders.

In addition, in determining to authorize the reverse split, the board considered that a sustained higher per share price of the Company’s common stock, which may result from the reverse stock split, might heighten the interest of the financial community in the Company and potentially broaden the pool of investors that may consider investing in the Company, possibly increasing the trading volume and liquidity of the Company’s common stock or helping to mitigate any decrease in such trading volume and liquidity which might result from the reverse stock split. However, as noted above, there can be no assurance that the price of the Company’s common stock would remain above $1.00 per share after the reverse stock split.

There also can be no assurance that, after the reverse stock split, the Company would be able to maintain the listing of the Company’s common stock on the Nasdaq National Market, or obtain or maintain the listing of the Company’s common stock on the Nasdaq Capital Market if the Company were unable to maintain listing on the Nasdaq National Market. The Nasdaq National Market maintains several other continued listing requirements currently applicable to the listing of the Company’s common stock, including a minimum stockholders’ market value of listed securities of $50 million, a minimum of 1,100,000 publicly held shares, a minimum market value of publicly held shares of $15 million, a minimum of 400 stockholders holding 100 shares or more (including stockholders holding shares in “street name”), a minimum of 4 market makers and compliance with Nasdaq’s corporate governance rules. The Nasdaq Capital Market also maintains initial listing requirements, as well as listing requirements, in addition to the minimum $1.00 per share bid price, for continued listing. While the Company is currently in compliance with these requirements of the Nasdaq National Market and would currently be in compliance with the analogous non-bid price requirements of the Nasdaq Capital Market, the Company cannot assure you that it will be able to maintain compliance with all of these requirements or the minimum bid price requirement.

Stockholders should recognize that if a reverse split is effected, they will own a smaller number of shares than they currently own (approximately equal to the number of shares owned immediately prior to the reverse stock split divided by 2, 3 or 4, depending on which split ratio is implemented and after giving effect to the cash payments in lieu of fractional shares described above). While the Company expects that the reverse split will result in an increase in the market price of the Company’s common stock, the reverse split may not increase the market price of its common stock in proportion to the reduction in the number of shares of its common stock outstanding or result in a permanent increase in the market price (which depends on many factors, including the Company’s performance, prospects, market perception with respect to the reverse stock split and other factors that may be unrelated to the number of shares outstanding).

If a reverse stock split is effected and the market price of the Company’s common stock declines, the percentage decline as an absolute number and as a percentage of the Company’s overall market capitalization may be greater than would occur in the absence of a reverse stock split. Furthermore, the liquidity of the Company’s common stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse stock split. In addition, the reverse split will likely increase the number of the Company’s stockholders who own odd lots (less than 100 shares). Stockholders who hold odd lots typically may experience an increase in the cost of selling their shares, as well as potentially greater difficulty in effecting such sales. Accordingly, a reverse stock split may not achieve the desired results that have been outlined above.

Principal Effects of the Reverse Stock Split

Number of Shares of Common Stock and Corporate Matters

The reverse stock split would have the following effects on our common stock and securities convertible into or exercisable for shares of our common stock:

•       each 2, 3 or 4 shares of our Class A Common Stock and Class B Common Stock, depending on the reverse split ratio determined by our board of directors, owned by a stockholder immediately prior to the reverse split would become one share of Class A Common Stock or Class B Common Stock after the reverse split;

•       the number of shares of our Class A Common Stock issued and outstanding would be reduced from approximately 108,806,000 shares to approximately 54,403,000, 36,269,000 or 27,202,000  shares, and the number of shares of our Class B Common Stock issued and outstanding would be reduced from approximately 176,000 shares to approximately 88,000, 59,000 or 44,000 shares depending on whether the split ratio determined by the board of directors is 1:2, 1:3 or 1:4, respectively;

•       common stock subject to warrants issued by the Company will automatically be proportionately adjusted for the reverse stock split so that the aggregate exercise price thereunder remains unchanged (i.e., the adjusted exercise price times number of warrant shares will remain unchanged); and

•       the number of shares of common stock subject to stock options or similar rights authorized under the Company’s stock option plans and employee stock purchase plan will automatically be proportionately adjusted for the reverse stock split ratio and the number of shares of common stock subject to stock options granted to our directors, officers and employees under such plans, and the per share exercise price of these options, will automatically be proportionately adjusted for the reverse stock split so that the aggregate exercise price thereunder remains unchanged (i.e., the adjusted exercise price times number of options will remain unchanged).

Upon effectiveness of the reverse stock split, the number of authorized shares of our Class A common stock that are not issued and outstanding would increase from approximately 41,194,000 shares to approximately 95,597,000, 113,731,000 or 122,798,000 shares, depending on whether the split ratio determined by the board of directors is 1:2, 1:3 or 1:4, respectively. Upon effectiveness of the reverse stock split, the number of authorized shares of our Class B common stock that are not issued and outstanding would increase from approximately 12,824,000 shares to approximately 12,912,000, 12,941,000 or 12,956,000 shares, depending on whether the split ratio determined by the board of directors is 1:2, 1:3 or 1:4, respectively. We will continue to have a total of 150 million authorized shares of Class A Common Stock, 13 million authorized shares of Class B Common Stock and 2 million authorized but unissued shares of preferred stock. The reverse stock split is not proposed as part of any plan, proposal or arrangement with respect to any acquisition or financing by the Company. However, we note that there are currently two effective shelf registration statements filed on Form S-3 (and declared effective by the SEC on May 10, 2004 and January 13, 2006, respectively) pursuant to which shares of the Company’s common stock could be issued.

The reverse stock split will affect all of our stockholders uniformly and will not change the proportionate equity interests of our stockholders, nor will the respective voting rights and other rights of stockholders be altered, except for possible changes due to the treatment of fractional shares resulting from the reverse split. As described below, stockholders holding fractional shares will be entitled to cash payments in lieu of such fractional shares. Common stock issued and outstanding pursuant to the reverse stock split will remain fully paid and non-assessable.

Cash Payment in Lieu of Fractional Shares

We will not issue fractional certificates for post-reverse stock split shares in connection with the reverse stock split. Stockholders who otherwise would be entitled to receive fractional shares because they hold of record immediately prior to the effective time of the reverse stock split a number of shares not evenly divisible by 2, 3 or 4 (depending on whether the split ratio determined by the board of directors is 1:2, 1:3 or 1:4, respectively), will be entitled, upon surrender to the exchange agent of certificate(s) representing such shares, to a cash payment in lieu thereof. The cash payment will equal the fraction to which the stockholder would otherwise be entitled multiplied by the average of the closing prices (as adjusted to reflect the reverse stock split) of our common stock, as reported by Bloomberg L.P., during the ten consecutive trading days ending on the trading day immediately prior to the date on which the reverse stock split becomes effective as described below in the first paragraph under “Procedure for Effecting Reverse Stock Split and Exchange of Certificates.” If such price is not available, the fractional share payment will be based on the average of the last bid and ask prices of our common stock on such days (as adjusted to reflect the reverse stock split) or other price determined by the board of directors. The ownership of a fractional interest will not give the holder thereof any voting, dividend or other rights except to receive payment therefor as described herein.

Stockholders should be aware that, under the escheat laws of the various jurisdictions where stockholders reside, sums due for fractional interests that are not timely claimed after the effective time may be required to be paid to the designated agent for each such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds may have to seek to obtain them directly from the state to which they were paid.

Accounting Matters

The reverse stock split will not affect the total amount of stockholders’ equity on our balance sheet. However, because the par value of our common stock will remain unchanged, the components that make up total stockholders’ equity will change by offsetting amounts. As a result of the reverse stock split, the stated capital component will be reduced to an amount approximately equal to 1/2, 1/3 or 1/4 of its present amount (depending on whether the split ratio determined by the board of directors is 1:2, 1:3 or 1:4, respectively), after giving effect to the cash payments in lieu of fractional shares described above, and the additional paid-in capital component will be increased by the amount by which the stated capital is reduced. The per share net loss and net book value per share of our common stock will be increased as a result of the reverse stock split because there will be fewer shares of our common stock outstanding. All historic share and per share amounts in our financial statements and related footnotes will be adjusted accordingly for the reverse stock split.

Potential Anti-Takeover Effects

If the Proposed Amendments are approved by our stockholders and the reverse stock split is implemented, the increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect. These authorized but unissued shares could be used by the Company to oppose a hostile takeover attempt or to delay or prevent a change of control or changes in or removal of our board of directors, including a transaction that may be favored by a majority of our stockholders or in which our stockholders might receive a premium for their shares over then-current market prices or benefit in some other manner. For example, without further stockholder approval, our board of directors could issue and sell shares thereby diluting the stock ownership of a person seeking to effect a change in the composition of our board of directors or to propose or complete a tender offer or business combination involving us and potentially strategically placing shares with purchasers who would oppose such a change in our board or such a transaction. Although the increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect, the reverse stock split is not being proposed in response to any effort of which we are aware to accumulate the shares of our common stock or obtain control of us, nor is it part of a plan by our management to recommend a series of similar amendments to our board of directors and stockholders.

Our board of directors does not intend to use the reverse stock split as a part of or first step in a “going private” transaction pursuant to Rule 13e-3 under the Securities Exchange Act of 1934, as amended.

Procedure for Effecting Reverse Stock Split and Exchange of Stock Certificates

If our stockholders approve the Proposed Amendments and the board of directors determines that a reverse stock split continues to be in the best interests of the Company and its stockholders, the board will determine the split ratio (1:2, 1:3 or 1:4) to be implemented, and we will file the Proposed Amendment reflecting that ratio with the Secretary of State of the State of Delaware. The reverse stock split will become effective as of 5:00 p.m. eastern time on the date of such filing, which time on such date will be referred to as the “effective time.” Except as described above on page 7 under “Cash Payment in Lieu of Fractional Shares,” at the effective time, each 2, 3, 4 shares (depending on whether the split ratio determined by the board of directors is 1:2, 1:3 or 1:4, respectively) of Class A Common Stock and Class B Common Stock, respectively, issued and outstanding immediately prior to the effective time will, automatically and without any further action on the part of our stockholders, be combined into and become one share of Class A Common Stock or Class B Common Stock (as applicable), and each certificate which, immediately prior to the effective time represented pre-reverse stock split shares, will be deemed for all corporate purposes to evidence ownership of post-reverse stock split shares.

Our transfer agent, American Stock Transfer and Trust Company, will act as exchange agent for purposes of implementing the exchange of stock certificates, and is referred to as the “exchange agent.” As soon as practicable after the effective time, a letter of transmittal will be sent to stockholders of record as of the effective time for purposes of surrendering to the exchange agent certificates representing pre-reverse stock split shares in exchange for certificates representing post-reverse stock split shares in accordance with the procedures set forth in the letter of transmittal. No new certificates will be issued to a stockholder until such stockholder has surrendered such stockholder’s outstanding certificate(s), together with the properly completed and executed letter of transmittal, to the exchange agent. From and after the effective time, any certificates formerly representing pre-reverse stock split shares which are submitted for transfer, whether pursuant to a sale, other disposition or otherwise, will be exchanged for certificates representing post-reverse stock split shares. Stockholders who do not have stock certificates for surrender and exchange will have their accounts automatically adjusted in order to reflect the number of shares of common stock they hold as a consequence of the reverse stock split. STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Even if the stockholders approve a reverse stock split, the Company reserves the right not to effect the reverse stock split if in the opinion of the board of directors it would not be in the best interests of the Company and its stockholders.

No Appraisal Rights

Under the Delaware General Corporation Law, stockholders will not be entitled to exercise appraisal rights in connection with the reverse stock split, and the Company will not independently provide stockholders with any such right.

Certain United States Federal Income Tax Consequences

The following is a summary of certain United States federal income tax consequences of the reverse stock split generally applicable to beneficial holders of shares of our common stock. This summary addresses only such stockholders who hold their pre-reverse stock split shares as capital assets and will hold the post-reverse stock split shares as capital assets. This discussion does not address all United States federal income tax considerations that may be relevant to particular stockholders in light of their individual circumstances or to stockholders that are subject to special rules, such as financial institutions, tax-exempt organizations, insurance companies, dealers in securities, and foreign stockholders. The following summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, applicable Treasury Regulations thereunder, judicial decisions and current administrative rulings, as of the date hereof, all of which are subject to change, possibly on a retroactive basis. Tax consequences under state, local, foreign, and other laws are not addressed herein. Each stockholder should consult its tax advisor as to the particular facts and circumstances which may be unique to such stockholder and also as to any estate, gift, state, local or foreign tax considerations arising out of the reverse stock split.

Exchange Pursuant to Reverse Stock Split

No gain or loss will be recognized by a stockholder upon such stockholder’s exchange of pre-reverse stock split shares for post-reverse stock split shares pursuant to the reverse stock split, except to the extent of cash, if any, received in lieu of fractional shares. See “Cash in Lieu of Fractional Shares” below. The aggregate tax basis of the post-reverse stock split shares received in the reverse stock split, including any fractional share deemed to have been received, will be equal to the aggregate tax basis of the pre-reverse stock split shares exchanged therefor, and the holding period of the post-reverse stock split shares will include the holding period of the pre-reverse stock split shares.

Cash in Lieu of Fractional Shares

A holder of pre-reverse stock split shares that receives cash in lieu of a fractional share of post-reverse stock split shares should generally be treated as having received such fractional share pursuant to the reverse stock split and then as having exchanged such fractional share for cash in a redemption by the Company. The amount of any gain or loss should be equal to the difference between the ratable portion of the tax basis of the pre-reverse stock split shares exchanged in the reverse stock split that is allocated to such fractional share and the cash received in lieu thereof. In general, any such gain or loss will constitute long-term capital gain or loss if the holder’s holding period for such pre-reverse stock split shares exceeds one year at the time of the reverse stock split. Deductibility of capital losses by holders is subject to limitations.

Recommendation of the Board of Directors

The Board of Directors deems proposal No. 1 to be in the best interests of the Company and its shareholders and recommends that the shareholders vote “FOR” Proposal No. 1.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors does not know of any other matters, which may come before the Special Meeting. If any other matters properly come before the meeting, the accompanying proxy confers discretionary authority with respect to any such matters, and the persons named in the accompanying proxy intend to vote in accordance with their best judgment on such matters.

All expenses in connection with the solicitation of proxies will be borne by the Company. In addition to this solicitation, officers, directors and regular employees of the Company, without any additional compensation, may solicit proxies by mail, telephone or personal contact. The Company will, upon request, reimburse brokerage houses and other nominees for their reasonable expenses in sending proxy materials to their principals.

The prompt return of your proxy will be appreciated and helpful in obtaining the necessary vote. Therefore, whether or not you expect to attend the Special Meeting, please sign the proxy and return it in the enclosed envelope.

STOCKHOLDER PROPOSALS

Stockholder proposals for inclusion in the proxy materials for the 2007 Annual Meeting should be addressed to the Company’s Secretary, Gerard T. Feeney, 480 Pleasant Street, Lee, Massachusetts 01238 and must be received by February 19, 2007. In addition, the Company’s By-laws currently require that for business to be properly brought before an annual meeting by a stockholder, regardless of whether included in the Company’s proxy statement, the stockholder must give written notice of his or her intention to propose such business to the Secretary of the Company, which notice must be delivered to, or mailed and received at, the Company’s principal executive offices not less than sixty (60) days and not more than ninety (90) days prior to the scheduled annual meeting (except that if less than seventy (70) days’ notice of the date of the scheduled annual meeting is given, notice by the stockholder may be delivered or received not later than the tenth (10th) day following the day on which such notice of the date of the scheduled annual meeting is given). Such notice must set forth as to each matter the stockholder proposes to bring before the annual meeting:  (i) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (ii) the name and address of the stockholder proposing such business, (iii) the class and number of shares of common stock which are beneficially owned by the stockholder and (iv) any material interest of the stockholder in such proposal. The By-laws further provide that the chairman of the annual meeting may refuse to permit any business to be brought before an annual meeting without compliance with the foregoing procedures.

APPENDIX A-1

FORM OF CERTIFICATE OF AMENDMENT OF THE
RESTATED CERTIFICATE OF INCORPORATION OF
WAVE SYSTEMS CORP.

Wave Systems Corp. (hereinafter called the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

1.     The name of the Corporation is Wave Systems Corp.

2.     Effective at 5:00 p.m. (Delaware time) on the date of the filing of this Certificate of Amendment with the Secretary of State of the State of Delaware (such time on such date, the “Effective Time”), each 2 shares of the Corporation’s Class A Voting Common Stock, $.001 par value per share (the “Class A Common Stock”) and Class B Voting Common Stock, $.001 par value per share (the “Class B Common Stock” and, collectively with the Class A Common Stock, the “Common Stock”), respectively, issued and outstanding immediately prior to the Effective Time shall automatically, without further action on the part of the Corporation or its stockholders, be combined into and become one share of fully paid and nonassessable Class A Common Stock or Class B Common Stock (as applicable), subject to the treatment of fractional share interests set forth below. No fractional shares of Common Stock shall be issued by the Corporation, and the Corporation shall not recognize on its stock record books any purported transfer of any purported fractional share interest. A holder of Common Stock immediately prior to the Effective Time who would otherwise be entitled to a fraction of a share as a result of the reverse stock split effected hereby (which shall be determined on the basis of the total number of shares of Common Stock held by a holder of record immediately prior to the Effective Time) shall, in lieu thereof, be entitled to receive a cash payment in an amount equal to the fraction to which the stockholder would otherwise be entitled multiplied by the average of the closing prices per share of the Class A Common Stock, as reported by Bloomberg L.P. as of 4:00 PM (Delaware time) (as adjusted for the reverse stock split effected hereby), during the ten consecutive trading days ending on the trading day immediately prior to the day on which the Effective Time occurs (or if such prices are not available, the average of the last bid and asked prices of the Common Stock on such days (as adjusted for the reverse stock split effected hereby) or other price determined in good faith by the Board of Directors).

3.     The amendment of the Restated Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, we have made and signed this certificate this ____ day of ___, 2006.

By:
Name: Steven Sprague
Title: Chief Executive Officer
Attest:

Gerard T. Feeney
Secretary

2

APPENDIX A-2

FORM OF CERTIFICATE OF AMENDMENT OF THE
RESTATED CERTIFICATE OF INCORPORATION OF
WAVE SYSTEMS CORP.

Wave Systems Corp. (hereinafter called the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

1.     The name of the Corporation is Wave Systems Corp.

2.     Effective at 4:15 p.m. (Delaware time) on the date of the filing of this Certificate of Amendment with the Secretary of State of the State of Delaware (such time on such date, the “Effective Time”), each 3 shares of the Corporation’s Class A Voting Common Stock, $.001 par value per share (the “Class A Common Stock”) and Class B Voting Common Stock, $.001 par value per share (the “Class B Common Stock” and, collectively with the Class A Common Stock, the “Common Stock”), respectively, issued and outstanding immediately prior to the Effective Time shall automatically, without further action on the part of the Corporation or its stockholders, be combined into and become one share of fully paid and nonassessable Class A Common Stock or Class B Common Stock (as applicable), subject to the treatment of fractional share interests set forth below. No fractional shares of Common Stock shall be issued by the Corporation, and the Corporation shall not recognize on its stock record books any purported transfer of any purported fractional share interest. A holder of Common Stock immediately prior to the Effective Time who would otherwise be entitled to a fraction of a share as a result of the reverse stock split effected hereby (which shall be determined on the basis of the total number of shares of Common Stock held by a holder of record immediately prior to the Effective Time) shall, in lieu thereof, be entitled to receive a cash payment in an amount equal to the fraction to which the stockholder would otherwise be entitled multiplied by the average of the closing prices per share of the Class A Common Stock, as reported by Bloomberg L.P. as of 4:00 PM (Delaware time) (as adjusted for the reverse stock split effected hereby), during the ten consecutive trading days ending on the trading day immediately prior to the day on which the Effective Time occurs (or if such prices are not available, the average of the last bid and asked prices of the Common Stock on such days (as adjusted for the reverse stock split effected hereby) or other price determined in good faith by the Board of Directors).

3.     The amendment of the Restated Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, we have made and signed this certificate this ____ day of ___, 2006.

By:
Name: Steven Sprague
Title: Chief Executive Officer
Attest:

Gerard T. Feeney
Secretary

2

APPENDIX A-3

FORM OF CERTIFICATE OF AMENDMENT OF THE
RESTATED CERTIFICATE OF INCORPORATION OF
WAVE SYSTEMS CORP.

Wave Systems Corp. (hereinafter called the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

1.     The name of the Corporation is Wave Systems Corp.

2.     Effective at 5:00 p.m. (Delaware time) on the date of the filing of this Certificate of Amendment with the Secretary of State of the State of Delaware (such time on such date, the “Effective Time”), each 4 shares of the Corporation’s Class A Voting Common Stock, $.001 par value per share (the “Class A Common Stock”) and Class B Voting Common Stock, $.001 par value per share (the “Class B Common Stock” and, collectively with the Class A Common Stock, the “Common Stock”), respectively, issued and outstanding immediately prior to the Effective Time shall automatically, without further action on the part of the Corporation or its stockholders, be combined into and become one share of fully paid and nonassessable Class A Common Stock or Class B Common Stock (as applicable), subject to the treatment of fractional share interests set forth below. No fractional shares of Common Stock shall be issued by the Corporation, and the Corporation shall not recognize on its stock record books any purported transfer of any purported fractional share interest. A holder of Common Stock immediately prior to the Effective Time who would otherwise be entitled to a fraction of a share as a result of the reverse stock split effected hereby (which shall be determined on the basis of the total number of shares of Common Stock held by a holder of record immediately prior to the Effective Time) shall, in lieu thereof, be entitled to receive a cash payment in an amount equal to the fraction to which the stockholder would otherwise be entitled multiplied by the average of the closing prices per share of the Class A Common Stock, as reported by Bloomberg L.P. as of 4:00 PM (Delaware time) (as adjusted for the reverse stock split effected hereby), during the ten consecutive trading days ending on the trading day immediately prior to the day on which the Effective Time occurs (or if such prices are not available, the average of the last bid and asked prices of the Common Stock on such days (as adjusted for the reverse stock split effected hereby) or other price determined in good faith by the Board of Directors).

3.     The amendment of the Restated Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, we have made and signed this certificate this ____ day of ___, 2006.

By:
Name: Steven Sprague
Title: Chief Executive Officer
Attest:

Gerard T. Feeney
Secretary

2

WAVE SYSTEMS CORP.

PROXY

For the July 24, 2006 Special Meeting of the Stockholders of Wave Systems Corp.

This proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints Gerard T. Feeney, with power to act alone and with full power of substitution, as proxy to vote the shares that the undersigned is entitled to vote at the Special Meeting of the Company to be held at New York Helmsley Hotel, 212 East 42nd Street, New York, New York on Monday, July 24, 2006, commencing at 4:15 P.M., and at any adjournments thereof with all the powers the undersigned would possess if personally present, as specified on the ballot below on the matters listed below and, in accordance with their discretion, on any other business that may come before the meeting, and revokes all proxies given by the undersigned with respect to the shares covered hereby.

(Continued and to be signed on Reverse Side)

Please date, sign and mail your
proxy card back as soon as possible!

Special Meeting of Stockholders
WAVE SYSTEMS CORP.

July 24, 2006

Please Detach and mail in the Envelope Provided

The Board of Directors recommends a vote FOR the proposal listed below. Please mark your vote with an “X”, as in this example:   ☒

1.     To consider and approve a series of amendments to our Restated Certificate of Incorporation (the “Proposed Amendments”) to effect a reverse stock split of our common stock, at the discretion of our board of directors, whereby each outstanding 2, 3 or 4 shares of our Class A Common Stock and Class B Common Stock, respectively, would be combined into and become one share of our Class A Common Stock or Class B Common Stock (as applicable); with the effectiveness of one of such Proposed Amendments and the abandonment of the other Proposed Amendments, or the abandonment of all of the Proposed Amendments, to be determined by our board of directors in its discretion following the Special Meeting, as permitted under Section 242(c) of the Delaware General Corporation Law.

☐   FOR
☐   AGAINST
☐   ABSTAIN

2.     In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

MARK HERE FOR ADDRESS CHANGE [  ] AND NOTE AT LEFT

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no contrary direction is made, this proxy will be voted FOR Proposal 1.

Dated: , 2006

Signature

NOTE:   This proxy must be signed exactly as name appears hereon. Executors, administrators, trustees, etc., should give full title as such. For joint accounts, each owner should sign. If the signer is a corporation, please sign full corporate name by duly authorized officer.